                                                                   EXHIBIT 10.27

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 28, 2000, by and among Immersion Corporation, a Delaware corporation ("Parent"), VT Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Virtual Technologies, Inc., a California corporation (the "Company"), and James F. Kramer, as the representative of the Company's shareholders (the "Shareholder Representative"), with reference to the following facts:

        A. The respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

        B. In furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the California General Corporation Law (the "CGCL") and upon the terms and subject to the conditions set forth in this Agreement.

        C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code.

        D. For financial accounting purposes, it is intended that the Merger be accounted for as a purchase transaction.

        ACCORDINGLY, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, (i) Merger Sub will be merged with and into the Company; (ii) the separate corporate existence of Merger Sub will cease; and
(iii) the Company will be the surviving corporation (the "Surviving
Corporation").

        1.2 THE CLOSING. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, at the

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offices of Heller Ehrman White & McAuliffe LLP, 525 University Avenue, Palo
Alto, California, on a date to be specified by the parties (the "Closing Date"), which date will be the date on which all the conditions set forth in Article VII are satisfied or waived, unless another date, time or place is agreed to in writing by the parties.

        1.3 EFFECTIVE TIME. On the Closing Date, the parties will cause the Merger to be consummated by filing an agreement of merger (the "Agreement of Merger"), together with the required officers' certificates, with the California Secretary of State, in the forms required by, and executed in accordance with, the applicable provisions of the CGCL (the time of such filing being the "Effective Time").

        1.4 EFFECT OF THE MERGER. The effect of the Merger will be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

        1.5 ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation (except that the corporate name will be changed to Virtual Technologies, Inc.), until thereafter amended in accordance with the CGCL and such Articles of Incorporation and Bylaws.

        1.6 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

        1.7 FURTHER ACTION AFTER THE EFFECTIVE TIME. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


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                                   ARTICLE II

                              CONVERSION OF SHARES

        2.1 EFFECT ON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, the following will occur:

            (a) CONVERSION OF COMPANY STOCK. Each share of the Company's common stock ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 2.1(d)) will, subject to Sections 2.1(b), 2.1(c), 2.1(e) and 2.1(f), be automatically converted into the right to receive (i) that percentage of a share of the Parent's common stock, $0.001 par value per share ("Parent Common Stock"), equal to the "Exchange Ratio" (as defined in Section 2.1(b)), and (ii) the "Per Share Cash Amount" (as defined in Section 2.1(b)).

            (b) DETERMINATION OF THE EXCHANGE RATIO AND PER SHARE CASH AMOUNT. For purposes of this Agreement:

                (i) The "Per Share Value" will be equal to the average of the closing sale prices of a share of Parent Common Stock on the Nasdaq Stock Market ("Nasdaq") for the five trading days immediately preceding the Effective Time.

                (ii) The "Total Value" will be equal to 400,000 multiplied by the Per Share Value, reduced by the full amount of any Excess Fees and Expenses (as defined in Section 7.2(p)).

                (iii) The "Outstanding Company Shares" will be equal to the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 2.1(d)).

                (iv) The "Stock Fraction" will be equal to a fraction, the numerator of which is equal to the Outstanding Company Shares and the denominator of which is equal to the sum of the Outstanding Company Shares and that number of shares of Company Common Stock issuable on exercise of all options to purchase shares of Company Common Stock that are outstanding immediately prior to the Effective Time

                (v) The "Merger Consideration" will be equal to the Total Value multiplied by the Stock Fraction.

                (vi) The "Merger Cash Amount" will be equal to the lesser of (i) $1,500,000 multiplied by the Stock Fraction; or (ii) the Merger Consideration multiplied by the applicable percentage below:



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                    (A) 15%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,706,149;

                    (B) 14%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,651,427, but less than 4,706,149;

                    (C) 13%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,597,962, but less than 4,651,427;

                    (D) 12%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,545,713, but less than 4,597,962;

                    (E) 11%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,494,637, but less than 4,545,713;

                    (F) 10%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,444,697, but less than 4,494,637;

                    (G) 9%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,395,854, but less than 4,444,697;

                    (H) 8%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,348,073, but less than 4,395,854;

                    (I) 7%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,301,319, but less than 4,348,073;

                    (J) 6%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,255,561, but less than 4,301,319;

                    (K) 5%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,210,765, but less than 4,255,561;


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                    (L) 4%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,166,903, but less than 4,210,765;

                    (M) 3%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,123,945, but less than 4,166,903;

                    (N) 2%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,081,864, but less than 4,123,945;

                    (O) 1%, if the number of Outstanding Company Shares voting in favor of the Merger is equal to or greater than 4,040,663, but less than 4,081,864; or

                    (P) 0%, if none of immediately preceding clauses (A) through
(O) applies.

                (vii) The "Per Share Cash Amount" will be equal to the Merger Cash Amount divided by the Outstanding Company Shares.

                (viii) The "Merger Shares" will be equal to the Merger Consideration minus the Merger Cash Amount, divided by the Per Share Value.

                (ix) The "Exchange Ratio" will be equal to the Merger Shares divided by the Outstanding Company Shares.

                (x) The Exchange Ratio will be adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.

            (c) ESCROWED SHARES. An aggregate of 60,000 shares (the "Escrowed Shares") of Parent Common Stock to be issued in the Merger will be held in escrow by U.S. Trust Company, N. A. (the "Escrow Agent") under an Escrow Agreement, in substantially the form attached as EXHIBIT A to this Agreement (the "Escrow Agreement"). The Escrowed Shares will be contributed to the escrow pro rata based on the number of shares of Parent Common Stock that each Company shareholder would have been entitled to receive but for the creation of such escrow. At the Effective Time, the Company's shareholders will be deemed to have received and deposited with the Escrow Agent the Escrowed Shares, without any act by the Company's shareholders. The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the approval of the Company shareholders' of the Escrow Agreement and


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of all the arrangements relating thereto, including the placement of the
Escrowed Shares in escrow, the appointment of James F. Kramer as the Shareholder Representative in Article IX of this Agreement and any obligations of, or payments due by, such shareholders under this Agreement or the Escrow Agreement (including the payment of the Unanticipated Fees and Expenses (as defined in Section 10.3)).

            (d) CANCELLATION. Each share of Company Common Stock held by the Company or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent, immediately prior to the Effective Time will be automatically cancelled and retired and will cease to exist, without payment of any consideration therefor.

            (e) DISSENTING SHARES. Any holder of Company Common Stock with respect to which dissenters' rights are granted by reason of the Merger under the CGCL, who does not vote to approve the Merger and who otherwise complies with Chapter 13 of the CGCL ("Dissenting Shares"), will not be entitled to receive that number of shares of Parent Common Stock or that amount of cash (including any cash in lieu of fractional shares) that such holder is entitled to receive in the Merger, all in accordance with this Article II, and will be entitled to receive only the payment provided for by Chapter 13 of the CGCL, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, his or her Dissenting Shares will thereupon be deemed to have been converted, as of the Effective Time, into the right to receive that number of shares of Parent Common Stock and that amount of cash that such holder is entitled to receive in the Merger, less the shares being escrowed, plus any cash in lieu of fractional shares, all in accordance with this Article II. Any payments relating to Dissenting Shares will be made solely by the Surviving Corporation, and no funds or other property will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries.

            (f) CASH IN LIEU OF FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will receive from Parent an amount of cash (rounded down to the nearest whole cent) equal to the product of such fraction, multiplied by the Per Share Value, without interest thereon.

            (g) CONVERSION OF MERGER SUB STOCK. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


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        2.2 COMPANY STOCK OPTIONS. At the Effective Time, Parent will, to the full extent permitted by applicable law, assume all outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") granted under the Virtual Technologies, Inc. 1997 Stock Option Plan (the "Company Stock Option Plan"). Each outstanding Company Stock Option, whether or not exercisable at the Effective Time, will, to the full extent permitted by applicable law, be assumed by Parent so that it will be exercisable upon the same terms and conditions as under the Company Stock Option Plan and the applicable option agreement issued thereunder; provided, however, that (i) such option will thereafter be exercisable for (A) a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock issuable under such Company Stock Option multiplied by the Exchange Ratio and (B) an amount of cash equal to the Per Share Cash Amount multiplied by the number of shares of Company Common Stock issuable under such Company Stock Option, and (ii) the option exercise price per share will thereafter be equal to the option exercise price per share under such Company Stock Option divided by the Exchange Ratio.

        2.3 EXCHANGE OF CERTIFICATES.

            (a) EXCHANGE PROCEDURES. At the Closing, each holder of a certificate or certificates which represented shares of Company Common Stock immediately prior to the Effective Time, other than Dissenting Shares, will surrender such certificate(s), accompanied by a properly completed letter(s) of transmittal (which will be in such form as Parent may reasonably specify), and such other customary documents as may be required pursuant to such letter(s) of transmittal, to Parent (or an exchange agent selected by Parent in its sole discretion). As soon as reasonably practicable (and in any event no later than 30 days) after the later of such surrender and the date on which the California Secretary of State issues a certified copy of the filed Agreement of Merger, such holder will be entitled to receive in exchange therefor a certificate evidencing that number of shares of Parent Common Stock and that amount of cash (without interest thereon) that such holder is entitled to receive in the Merger, less the shares being escrowed, plus any cash in lieu of fractional shares (without interest thereon), all in accordance with this Article II. Until properly surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Company Common Stock, other than Dissenting Shares, will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.3(b), to evidence the right to receive that number of shares of Parent Common Stock and that amount of cash (without interest thereon) that such holder is entitled to receive in the Merger, less the shares being escrowed, plus any cash in lieu of fractional shares (without interest thereon) all in accordance with this Article II. Shares of Parent Common Stock issued in the Merger will be issued as of and deemed to be outstanding as of the Effective Time.



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            (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to the Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company certificates until such holders properly surrender such Company certificates. Upon a holder's surrender of any such Company certificates (along with properly completed letters of transmittal and such other customary documents as may be required in accordance with Section 2.3(a)), there will be paid to that holder, promptly (and in any event no later than 30 days) after such surrender, the amount of dividends or other distributions, excluding interest thereon, declared with a record date after the Effective Time and not paid because of the failure to properly surrender the Company certificates for exchange.

            (c) NO LIABILITY. Neither Parent, Merger Sub nor the Company will be liable to any holder of Company Common Stock immediately prior to the Merger for any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (d) WITHHOLDING RIGHTS. Parent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock immediately prior to the Merger such amounts as Parent is required to deduct and withhold with respect to such Merger Consideration under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made.

            (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company certificates have been lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such number of shares of Parent Common Stock that such holder is entitled to receive in the Merger, less the shares being escrowed, plus any cash in lieu of fractional shares all in accordance with this
Article II; provided, however, that Parent may, in its sole discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

        2.4 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

        2.5 TAX AND ACCOUNTING CONSEQUENCES. For federal income tax purposes, it is intended by the parties that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a "plan of reor-



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ganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the
United States Treasury Regulations (the "Treasury Regulations"). For accounting purposes, it is intended by the parties that the Merger will be accounted for as a purchase.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as the Company Disclosure Schedule, delivered by the Company and acknowledged by Parent at least 24 hours prior to the execution of this Agreement, specifically qualifies any of the following representations and warranties (in which case the specified representation and warranty, but no other representation or warranty, will be deemed made subject to such qualification), the Company hereby represents and warrants to Parent and Merger Sub that:

        3.1 ORGANIZATION AND GOOD STANDING. The Company is duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to own, operate and lease its properties, and to carry on its business as that business is being conducted. The Company has full power and authority to perform all its obligations under the Contracts (as defined in Section 3.16). The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or to be conducted or the assets owned or leased or to be owned or leased by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations, operations or prospects of the Company. Part 3.1 of the Company Disclosure Schedule lists each jurisdiction in which the Company is or has filed to be qualified to conduct business and jurisdictions in which the Company pays income, sales or other taxes.

        3.2 SUBSIDIARIES; OWNERSHIP INTERESTS. The Company has no subsidiaries (that is, corporations or other entities in which it has an equity interest or over which it is in a position to exercise control, directly or indirectly) and is not a party to any joint venture, partnership, trade association or other similar association or arrangement. The Company has no right or obligation to acquire any such equity interest or position or become such a party.

        3.3 AUTHORIZATION. The Company has full right, power and authority to execute and deliver this Agreement and the other agreements to be entered into by the Company in connection with the consummation of this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors. Except for shareholder approval of the Merger, no other corporate or other proceedings on the part of the Company are necessary to authorize this Agreement and such other agreements and the transactions contemplated hereby and thereby. This



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Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and, when executed and delivered by the Company pursuant to the terms of this Agreement, each such other agreement will be duly and validly executed and delivered by the Company and will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. Except as identified in
Part 3.3 of the Company Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or any of such other agreements or to preserve the benefits and rights that the Company has now or will have at the Closing.

        3.4 CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, of which 1,497,160 shares are issued and outstanding and held of record by the persons and in the amounts listed in Part 3.4(a) of the Company Disclosure Schedule; and (ii) 10,000,000 shares of preferred stock, of which 3,500,000 shares are issued and outstanding and held of record by James F. Kramer. The parties acknowledge that, immediately prior to the Effective Time, Mr. Kramer will convert all of his shares of preferred stock into common stock on a one-to-one basis. There are, and at the Closing there will be, no other shares of capital stock of the Company outstanding, except for shares of common stock issued on the conversion of all of the currently outstanding shares of preferred stock or on the exercise of the currently outstanding Company Stock Options, after the date of this Agreement. There is no other class or type of shares of capital stock, equity interests or securities of or in the Company authorized for issuance or outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

            (b) The Company has reserved an aggregate of 700,000 shares of common stock for issuance upon the exercise of options, of which options covering 368,000 shares of common stock (i.e., the Company Stock Options) have been granted under the Company Stock Option Plan. Each outstanding Company Stock Option has been duly authorized by the Company's Board of Directors; and the Company Stock Option Plan has been duly approved and adopted by the Company's Board of Directors and shareholders. True and complete copies of the Company Stock Option Plan, and of the forms of all agreements and instruments relating to or issued thereunder, have been provided to Parent. Such Company Stock Option Plan, agreements, instruments and forms have not been amended, modified or supplemented; and there are no agreements or


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

commitments (whether written or oral) to amend, modify or supplement the Company Stock Option Plan or any such agreements, instruments or forms. Part 3.4(b) of the Company Disclosure Schedule contains a true and complete list, as to each outstanding Company Stock Option, of the name of each holder of such Company Stock Option, the number of shares subject to such Company Stock Option, the exercise price per share of such Company Stock Option, the number of shares as to which such Company Stock Option is now exercisable and the times when and amounts as to which such Company Stock Option will become exercisable. Except as set forth in Part 3.4(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights, agreements, convertible securities or other commitments (contingent or otherwise) pursuant to which the Company is or may become obligated to issue or sell any shares of capital stock, equity interests or other securities.

            (c) Except as described in Part 3.4(c) of the Company Disclosure Schedule, none of the outstanding shares of Company Common Stock or Company Preferred Stock or the Company Stock Options was issued or granted in violation of the federal securities laws or the securities or blue sky laws of any other applicable jurisdiction.

        3.5 NO BREACH OR VIOLATION. None of the execution and delivery by the Company of this Agreement or any of the other agreements to be entered into by the Company in connection with the consummation of this Agreement, or the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws; (ii) except as set forth in Part 3.5 of the Company Disclosure Schedule, conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, or create any rights of termination, cancellation or acceleration in any Person (as defined in Section 11.1(d)), require the consent or approval of any Person, or, in the absence of the consent of any Person to the change of ownership and control of the Company contemplated by this Agreement, result in the loss of any rights or benefits either automatically or at the election of any Person or result in the creation of any lien or encumbrance upon any of the Company's securities or assets pursuant to the terms of any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which the Company is a party or by which it or any of its securities or assets is bound; (iii) violate any judgment, order, permit, injunction, writ, decree or award of any court or any regulatory or governmental authority against or binding upon the Company or any of its securities or assets; or (iv) constitute a material violation by the Company of, or either automatically or at the election of any Person result in the material loss of any rights or benefits under, any statute, law, rule, ordinance or regulation of any regulatory or governmental authority.

        3.6 FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES. The Company has attached to Part 3.6 of the Company Disclosure Schedule complete and accurate copies of the


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Company's compiled balance sheets as at December 31, 1997, 1998 and 1999, and its internally prepared balance sheet as at June 30 2000 (collectively, the "Balance Sheets"), and its related compiled statements of operations, shareholders' equity and cash flows for the three years ended December 31, 1999, and its related internally prepared statements of operations, shareholders' equity and cash flows for the six months ended June 30, 2000 (collectively, the "Company Financial Statements"). The Company Financial Statements (i) have been prepared from the books and records of the Company substantially in accordance with generally accepted accounting principles applied on a basis consistent with prior periods except as set forth in Part 3.6 of the Company Disclosure Schedule, and (ii) fairly present the consolidated results of operations, cash flows and financial condition of the Company for and as of the dates and periods indicated. Except as set forth in Part 3.6 of the Company Disclosure Schedule, the Company has and at the Closing will have no liabilities or obligations, whether contingent or absolute, direct or indirect, matured or unmatured, asserted or unasserted, known or unknown, which are not shown or provided for on the Balance Sheet or the notes thereto, except for those liabilities and obligations which have arisen or will arise in the Ordinary Course of Business (as defined in Section 11.1(c)) since June 30, 2000 (the "Balance Sheet Date") and which are not individually or in the aggregate material in amount. There is no basis for the assertion of any such liabilities or obligations. Except as set forth in Part 3.6 of the Company Disclosure Schedule, the Company did not have at the Balance Sheet Date and will not have at the Closing Date any indebtedness for borrowed money to any bank, financial institution or other Person for any money loaned or advanced, letters of credit issued, assets purchased or leased under leases required by generally accepted accounting principles to be capitalized, or any forbearance, whether or not represented by notes, credit agreements or other instruments. Except as set forth in Part 3.6 of the Company Disclosure Schedule, the Company has not booked any sales, and the revenues shown on the Company Financial Statements do not include any sales, that are subject to a right of return or were made on consignment.

        3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Part 3.7 of the Company Disclosure Schedule, since the Balance Sheet Date, (i) there has not been any change in the condition (financial or otherwise), net worth, assets, liabilities, business, properties, prospects or results of operations of the Company (other than changes made or incurred in the Ordinary Course of Business); and (ii) the Company has not:

            (a) Incurred any obligation or liability or entered into, and the Company or its assets or securities have not become bound by, any agreement, contract, lease or license or series of related agreements, contracts, leases or licenses (except for this Agreement) other than in the Ordinary Course of Business and involving obligations and liabilities not in excess of $10,000 individually or $50,000 in the aggregate, not including open purchase orders for inventory placed in the Ordinary Course of Business;

            (b) Discharged or satisfied any lien or other encumbrance, paid any liability or obligation whether fixed or contingent (except in the Ordinary Course of Business or as required by the terms hereof) or accelerated, terminated, modified or canceled any agreement, contract, lease or license;

            (c) Mortgaged, pledged or subjected to any lien or other encumbrance any of its assets;

            (d) Sold, assigned, transferred, leased or otherwise disposed of or agreed to dispose of any of its assets (except for sales of inventories in the Ordinary Course of Business);

            (e) Waived or released any material rights;

            (f) Made any capital expenditure or improvement in excess of $10,000 individually, or $50,000 in the aggregate, or entered into any commitment therefor;

            (g) Suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets or business;

            (h) Paid or agreed to pay any bonuses or make or agree to make any increase in the rate of wages, salaries, compensation or other remuneration of any of its directors, officers, employees consultants or agents;

            (i) Paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any of its directors, officers or employees, whether past or present; or

            (j) Declared or paid any dividends or made any distributions, either in cash or in kind, repurchased any of its shares of capital stock, equity interests or securities or made any other payment to or on behalf of any direct or indirect owner of any shares of capital stock, equity interests or securities.

        3.8 TAX MATTERS.

            (a) For purposes of this Agreement:

                (i) "Tax" or, collectively, "Taxes" means (A) any federal, foreign, state and local taxes, assessments, duties and other similar governmental charges and impositions properly includable in charges, accruals or reserves for "taxes" under generally accepted accounting principles, including customs duties, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period;

                (ii) "Return" means any federal, foreign, state and local return, estimate, information statement or report relating to any and all Taxes, including any amendments of any previously filed return filed or required to be filed with a Tax Agency, as defined below; and

                (iii) "Tax Agency" means the United States Internal Revenue Service (the "IRS") or any other federal, foreign, state or local taxing authority.

            (b) The Company has filed all income Tax Returns required to be filed by it in a timely manner and has paid all Taxes shown to be due on such Tax Returns, and all such Tax Returns are accurate and correct in all respects. No action or proceeding for the assessment or collection of any Taxes is pending against the Company, and no notice of any claim for Taxes, whether pending or Threatened, has been received; no deficiency, assessment or other claim for Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and no issue has been raised by any Tax Agency in connection with an audit or examination. No federal, state or foreign income Tax Returns of the Company have been or are being audited or examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.

            (c) All Taxes that the Company has been required to collect or to withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

            (d) The Company is not and has not ever been a party to any Tax allocation or sharing agreement, and has granted no outstanding power of attorney regarding Taxes.

            (e) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long term contract" within the meaning of
Section 460 of the Code.

            (f) The Company is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company are subject to an election under
Section 341(f) of the Code or comparable provisions of any state statutes.

            (g) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

            (h) There are no accounting method changes of the Company that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

            (i) The Company has reasonable authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

            (j) The Company has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of another person (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

            (k) The Company (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code and has no Knowledge (as defined in Section 11.1) that the IRS has proposed in writing any such adjustment or change in accounting method with respect to the Company; and (ii) does not have any application pending with the IRS or any other Tax Agency requesting permission for any change in accounting method.

            (l) The Company has no income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction.

            (m) Part 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all Tax Returns filed with respect to the Company and indicates for which jurisdictions Tax Returns have been filed on the basis of a consolidated or unitary group, the most recent Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed, and all Tax Returns that currently are the subject of audit.

            (n) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (o) The Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

            (p) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section

383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code,
(v) Sections 1.1502-15 and 1.1502-15A of the Treasury Regulations, (vi) Sections 1.1502-21 and 1.1502-21A of the Treasury Regulations, or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury Regulations; in each case as in effect both prior to and following the Tax Reform Act of 1986, except as may be applicable as a result of entering into this Agreement or the consummation of the Merger. The amounts of the various categories of available Tax Losses for each taxable year ending before the Closing Date are set forth in Part 3.8(p) of the Company Disclosure Schedule.

            (q) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Surviving Corporation to dissenters, amounts paid by the Company or the Surviving Corporation to shareholders who receive cash or other property, amounts used by the Company or the Surviving Corporation to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to but not immediately following the Merger.

        3.9 INVENTORIES; PRODUCTS; ACCOUNTS; ETC.

            (a) INVENTORIES. Except for the defective, damaged, slow moving or obsolete items and items of below-standard quality that are itemized and described in Part 3.9 of the Company Disclosure Schedule, all inventories of the Company (including raw materials and supplies, manufactured and purchased parts, goods in process and finished goods) reflected on such Balance Sheet consist of items that are of a quality and quantity fit, usable and salable in the Ordinary Course of Business. All such inventories have been priced on an average costing basis. Items of inventory now on hand that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase and no material amount of such items are defective, damaged, slow moving, obsolete or of below-standard quality. All items of inventory reflected on the Balance Sheet as at the Balance Sheet Date or acquired after the Balance Sheet Date, except those that have been sold in the Ordinary Course of Business, are owned by the Company. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

            (b) PRODUCTS. Except as set forth in Part 3.9 of the Company Disclosure Schedule, all products designed, developed, manufactured, produced, marketed, serviced, sold or delivered by or on behalf of the Company have been in conformity with all federal, state and local laws, rules and regulations, all contractual commitments, and all express and implied warranties, applicable to such products. Except as set forth in Part 3.9 of the Company Disclosure Schedule, no liability (whether accrued, contingent or otherwise) exists for the replacement of any such products or for other losses, damages or obligations in connection with the design, development, manufacture, production, marketing, service, sale or delivery of such products. No such products are subject to any guaranty or warranty other than the Company's standard terms and conditions of sale (true and complete copies of which have been provided to Parent).

            (c) ACCOUNTS RECEIVABLE. Part 3.9 of the Company Disclosure Schedule contains a complete and accurate list of the Company's accounts receivable as at the Balance Sheet Date, together with an accurate aging thereof. Said accounts receivable and all accounts receivable which have arisen since the Balance Sheet Date (i) are valid and enforceable claims for the sales and services which give rise to such accounts, and (ii) to the Knowledge of the Company are subject to no defenses or offsets and are fully collectible in the Ordinary Course of Business without resort to legal proceedings.

            (d) ACCOUNTS PAYABLE, PREPAID ITEMS AND ACCRUED LIABILITIES. The Balance Sheet presents fairly the prepaid items, accounts payable and accrued liabilities of the Company as of and at the Balance Sheet Date. All prepaid items, accounts payable and accrued liabilities incurred after the Balance Sheet Date were incurred in the Ordinary Course of Business and are usual and normal in amount, both individually and in the aggregate.

        3.10 LEASED FACILITIES.

            (a) Part 3.10 of the Company Disclosure Schedule includes a list of real property used or otherwise occupied by the Company (including a description of such property, its ownership and location). The Company owns no real property. Except as set forth on Part 3.10 of the Company Disclosure Schedule, all real property used or occupied by the Company is, to the Knowledge of the Company, leased or rented to the Company free and clear of all mortgages, security interests, pledges, charges, liens, encumbrances, liabilities, claims, debts, obligations, restrictions on transfer or other defects in title of any kind or nature. All leases with respect to such real property pursuant to which the Company uses or occupies real property are in full force and effect and are enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in each case in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach or default under any material provision of any such lease. No event has occurred which with notice or the lapse of time, or both, could constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereto under any material provision of any such lease or could accelerate any obligation or create any lien or encumbrance under any such lease. The Company has not assigned any interest in any such lease or sublet, or granted other rights of occupancy in, any portion of the premises covered by any such lease. No claim has been asserted or, to the Knowledge of the Company, exists that is adverse to the Company's right to the continued possession of the premises under any such lease.

            (b) To the Knowledge of the Company, the real property used or occupied by the Company is in good operating condition and repair, normal wear and tear excepted. The real property used or occupied by the Company is sufficient for the continued conduct of the Company's business and operations by the Surviving Corporation after the Closing, in substantially the same manner as conducted now and at the Closing.

        3.11 TANGIBLE PERSONAL PROPERTY.

            (a) Except as set forth on Part 3.11 of the Company Disclosure Schedule, all tangible personal property used by the Company is owned or leased by the Company free and clear of all liens, claims, charges, pledges, security interests, encumbrances, liabilities, debts, obligations, restrictions on transfer or other defects in title of any kind or nature. All leases pursuant to which the Company holds any item of tangible personal property are in full force and effect and are enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach or default under any such leases. No event has occurred which with notice or the lapse of time, or both, could constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereto under any such leases or could accelerate any obligation or create any lien or encumbrance under any such leases. The Company has not assigned any interest in any such leases. No claim has been asserted or, to the Knowledge of the Company, exists that is adverse to the Company's right to the continue possession of the leased property under any such leases.

            (b) Except as set forth on Part 3.11 of the Company Disclosure Schedule, all items of tangible personal property owned or leased by the Company are in good operating condition and repair, normal wear and tear excepted, and are sufficient for the continued conduct of the Company's business and operations by the Surviving Corporation after the Closing, in substantially the same manner as conducted now and at the Closing.

        3.12 INSURANCE.

            (a) Part 3.12 of the Company Disclosure Schedule includes a list of life, fire, casualty, liability and all other insurance policies maintained by the Company with respect to any assets or business of the Company (collectively, the "Insurance Policies"). All such Insurance Policies:

                (i) Are in full force and effect;

                (ii) Are, to the Knowledge of the Company, issued by an insurer that is financially sound and reputable;

                (iii) Taken together, provide insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed consistent with industry standards;

                (iv) Are sufficient for compliance with all applicable laws, statutes, ordinance, rules and regulations to which the Company is subject and with the Contracts; and

                (v) Do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

            (b) Part 3.12 of the Company Disclosure Schedule includes a list and a brief description of all claims made by the Company for coverage under any Insurance Policy. The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder.

            (c) All premiums due have been paid and all of the other respective obligations of the Company have been performed under each Insurance Policy that provides coverage to the Company or any of its directors or officers.

            (d) The Company has given notice to the insurer of all material claims that may be insured thereby.

        3.13 INTELLECTUAL PROPERTY.

            (a) Part 3.13(a)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all patents, applications for patents, patent licenses, registered trademarks and registered service marks, trademark and service mark applications, trade names, copyrights, logos, corporate names and identifying marks and styles, and all known improvements relating thereto, owned or used by the Company in the operation of its business. Except for off-of-the-shelf software, Part 3.13(a)(ii) of the Company Disclosure Schedule contains a true and complete list of all computer software and related documentation and programs (in whatever form or medium and however stored) used by the Company in the operation of its business. True and complete copies of all such patents, applications for patents, patent licenses, registered trademarks and registered service marks, trademark and service mark applications, trade names, copyrights, logos, corporate names and identifying marks and styles, and all known improvements relating thereto have been provided to Parent.

            (b) The Company owns or has the right to use all intellectual property used to operate its business (such intellectual property and the rights thereto are collectively referred to in this Agreement as the "Company IP Rights"). Except as set forth in Part 3.13(b) of the Company Disclosure Schedule, no royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by the Company. The Company has taken all steps necessary or desirable to maintain and fully protect in the United States all of the Company IP Rights listed in Parts 3.13(a)(i) and 3.13(a)(ii) of the Company Disclosure Schedule. The Company has taken all reasonable steps to maintain and fully protect all trade secrets and confidential or proprietary information owned or used by the Company in the operation of its business. The Company has no Knowledge of any actual, pending or Threatened misuse, infringement, misappropriation or other violation of any Company IP Rights by any other Person. Except as set forth on Part 3.13(b) of the Company Disclosure Schedule, the Company has not entered into any agreement, commitment or arrangement (whether written or oral) to license or otherwise permit the use or exploitation of any Company IP Rights by any other Person (including that which would prevent, restrict or otherwise inhibit Parent's freedom to use and exploit any Company IP Rights).

            (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Rights and will not (i) cause the modification of any terms of any licenses or agreements relating to any Company IP Rights (including the modification of the effective rate of any royalties or other payments provided for in any such license or agreement), (ii) cause the forfeiture or termination of any Company IP Rights,
(iii) give rise to a right of forfeiture or termination of any Company IP Rights or (iv) materially impair the right of the Company, the Surviving Corporation or Parent to use, sell or license any Company IP Rights or portion thereof.

            (d) Except as set forth in Part 3.13(d) of the Company Disclosure Schedule, none of the manufacture, marketing, license, sale or intended use of any past or current product or technology licensed or sold or under development by the Company (i) violates any license or agreement between the Company and any other Person or (ii) infringes any patents, trademarks, service marks, trade names, copyrights, logos, corporate names or identifying marks and styles of any other Person, or otherwise violates or infringes upon any intellectual property, trade secret or other confidential or proprietary information of any other Person. There is no pending or, to the Knowledge of the Company, Threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company received any notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any Person.

            (e) The Company has provided to Parent a true and complete copy of its standard form of employee confidentiality and assignment of inventions agreement and, except as set forth in Part 3.13(e) of the Company Disclosure Schedule, has taken commercially reasonably necessary steps to ensure that all current and former employees have executed such an agreement. Except as set forth in Part 3.13(e) of the Company Disclosure Schedule, all such current and former employees and all current and former consultants or third parties with access to proprietary information of the Company, have executed appropriate confidentiality and assignment of inventions agreements which adequately protect the Company IP Rights.

            (f) Except as set forth in Part 3.13(f) of the Company Disclosure Schedule, the Company is not aware and has no reason to believe that any of its employees or consultants or third parties with access to proprietary information of the Company, is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's, consultant's or third party's best efforts to promote the interests of the Company or that would conflict with the Company's business as presently conducted or proposed to be conducted. Except as set forth in Part 3.13(f) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other Person, including any of such employees, consultants or third parties, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or reseller or customer agreements arising in the Ordinary Course of Business. Except as set forth in Part 3.13(f) of the Company Disclosure Schedule, all such current and former employees, consultants and other third parties have signed valid and enforceable written assignments to the Company of any and all rights or claims in any intellectual property that any such employees, consultants or third parties have or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of the Company, and the Company possesses original signed copies of all such written assignments in its files.

            (g) Except as set forth on Part 3.13(g) of the Company Disclosure Schedule, the Company completed, or caused to be completed, prior to December 31, 1999 all reprogramming required to permit the proper functioning, in and following the year 2000, of the Company's (i) computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such systems and equipment as so reprogrammed.

        3.14 WEB SITE DOMAINS. The Company owns or has valid licenses to use all of the content (including, without limitation, the domain names) and software relating to the World Wide Web domains set forth on Part 3.14 of the Company Disclosure Schedule.

        3.15 LITIGATION. Except as set forth and briefly described in Part 3.15 of the Company Disclosure Schedule, there is no suit, action or legal, administrative, arbitration or other proceeding pending, filed or initiated by, against or specifically affecting the Company or any of its assets or securities. To the Knowledge of the Company, there is no claim, suit, action or legal, administrative, arbitration or other proceeding or investigation Threatened by, against or specifically affecting the Company, the Company's assets or securities or, with respect to matters arising out of the Company's business, pending or Threatened by, against or affecting any of the officers, directors or stockholders of the Company. To the Knowledge of the Company, there is no event or circumstance that could form the basis of any such claim, suit, action or legal, administrative, arbitration or other proceeding or investigation.

        3.16 CONTRACTS.

            (a) Part 3.16 of the Company Disclosure Schedule contains a complete list of, and the Company has furnished Parent with true and complete copies of, all of the contracts, agreements, leases and other commitments, whether written or oral (the "Contracts"), to which the Company is a party, which are related to its business, or by which any of its respective assets, properties, or securities is bound. The Contracts comprise all:

                (i) Contracts with employees, agents, consultants and advisors;

                (ii) Contracts with suppliers or manufacturers of products sold by the Company whether or not in the Ordinary Course of Business in excess of $15,000;

                (iii) Contracts with providers of services in excess of $15,000;

                (iv) Bonus, deferred or incentive compensation, group insurance or other employee benefit plans;

                (v) Collective bargaining agreements;

                (vi) Leases and subleases as lessor, sublessor, lessee or sublessee of real or personal property;

                (vii) Contracts for advertising or public relations in excess of $10,000;

                (viii) Conditional sales contracts, security agreements, pledge agreements, trust receipts or any other agreements or arrangements whereby any of the Company's properties is subject to a lien, encumbrance, charge or other restriction;

                (ix) Mortgages, indentures, notes or other instruments for or relating to any borrowing of money, the extension of credit, other than payables and receivables in accordance with normal trade terms, or the deferred purchase of property;

                (x) Guarantees of any obligations for the borrowing of money or otherwise, or any other agreements of guarantee or indemnification (other than endorsements made for collection in the Ordinary Course of Business);

                (xi) Agreements or arrangements for the purchase or sale of any assets other than in the Ordinary Course of Business;

                (xii) Continuing contracts for future purchase of materials, supplies or equipment for amounts in excess of $10,000;

                (xiii) Agreements, contracts or commitments relating to the acquisition or disposition of capital stock, ownership interests or material assets of any business enterprise, other than inventory sold or acquired in the Ordinary Course of Business;

                (xiv) Agreements, contracts, or commitments with any officer, director or shareholder of the Company;

                (xv) Contracts restricting the Company's right to conduct business in any areas or in any way limiting the Company's right to compete; and

                (xvi) Other contracts not made in the Ordinary Course of Business and involving obligations of any party in excess of $10,000.

            (b) Each of the Contracts is in full force and effect and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in each case in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach or default under any material provision of any Contract and, to the Knowledge of the Company, no event has occurred which with notice or the lapse of time, or both, could constitute a breach or default under any material provision of any Contract or would accelerate any obligation or create any lien or encumbrance under any Contract. The Company has not assigned any of its interest in any Contract. No claim has been asserted that is adverse to the Company's rights under any Contract. The Company has received no formal notice, written or oral, that the Company or any other party thereto is in breach or default under any material provision of any Contract. To the Knowledge of the Company, no person (i) has Threatened to claim any such breach or default or (ii) has Threatened to terminate or not renew any Contract.

        3.17 COMPLIANCE WITH LAWS. The Company has duly complied in all respects with all applicable laws, statutes, ordinances, rules and regulations of all applicable authorities relating to the operation of its business and the ownership, possession, use, maintenance and operation of its properties and assets (including those relating to busi ness conduct, anti-competitive practices, public health and safety, occupational health and safety, natural resources and the environment). The Company is not in violation or breach of, or in default under, any term or provision of its Articles of Incorporation or Bylaws, or of any order, judgment, writ, injunction or decree of any court or any governmental or regulatory authority or of any license or permit, or of any Contract, commitment or other agreement or arrangement, or subject to any restriction of any kind or character that is uncommon in connection with the business, form of business organization or jurisdiction of organization of the Company, which in any such case might materially and adversely affect the business, prospects or any of the assets of the Company. There are no laws, statutes, ordinances, rules or regulations requiring any work, repairs, construction or capital expenditures with respect to any of the assets of the Company, nor has the Company received any notice of any such requirement.

        3.18 ENVIRONMENTAL MATTERS. During any period in which the Company has operated, leased, rented or occupied any real property (the "Real Property") and, to the Knowledge of the Company, during any period prior to the period in which the Company has operated, leased, rented or occupied the Real Property, there has been no storage, use, manufacture, generation, disposal, treatment or release of any Hazardous Materials (as defined below) on, under or about the Real Property or transport of Hazardous Materials to or from the Real Property. For the purposes of this Section 3.18, the term "Hazardous Materials" means (i) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas;
(ii) any substance defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "waste," "special waste," "toxic substance," "toxic pollutant," "contaminant" or "pollutant," or words of similar import, under any applicable Environmental Law (as defined below); (iii) infectious materials and other regulated medical wastes; (iv) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any governmental agency; and (v) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law. Provided, however, that, for purposes of this Section 3.18, the term "Hazardous Materials" does not mean or include, to the extent used and disposed of properly and required for everyday uses or normal housekeeping or maintenance, (A) fuel oil and natural gas for heating, (B) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (C) material routinely used in the day-to-day operations of an office (such as copier toner), (D) consumer products used as such, (E) material reasonably necessary and customarily used in construction and repair of an office project, and (F) fertilizers, pesticides and herbicides commonly used for routine office landscaping. For the purposes of this Section 3.18, the term "Environmental Law" means any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended. To Knowledge of the Company, the use of the Real Property has been and is in compliance with all Environmental Laws. Without limiting the generality of the foregoing, the Company has not, and to the Knowledge of the Company no third party has, with respect to the Real
Property:

            (a) Received any notice from the Environmental Protection Agency, the Occupational Safety and Health Administration, or any other federal, state or local governmental or regulatory agency or regional office with responsibility for health, environmental protection, waste disposal, toxic materials, underground tanks, water quality, sanitation, public works or industrial hygiene of any violation or potential violation of any Environmental Law; or

            (b) Been the subject of an enforcement, cleanup, removal, closure, quarantine or other governmental or regulatory action instituted, completed or, to the Knowledge of the Company, Threatened, with respect to any Hazardous Materials; or

            (c) Received or, to the Knowledge of the Company, been Threatened with a claim by a third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials; or

            (d) Imposed or had imposed on the Real Property, at any time for any period of time, a condition to or restriction on the use, ownership, occupancy or transferability of the Real Property or any part thereof, including a closure or limitation of access, due to the use, manufacture, storage, disposal or transport of Hazardous Materials on, under, about or across the Real Property; or

            (e) Conducted, or learned of the conduct by a third person or governmental body of, any environmental audit or other investigation into the presence or condition of Hazardous Materials at a site to which the Company sent waste of any kind for disposal or on, under, about, neighboring or affecting the Real Property, which audit or investigation concluded, directly or indirectly, that there existed actual or potential liability or obligation under any Environmental Law to remove, repair, clean-up, detoxify, quarantine, or otherwise remedy a condition involving Hazardous Materials on the Real Property; or

            (f) Received any information regarding any of the properties bordering or surrounding the Real Property, or any of the properties containing water or other materials used in connection with the Company's business, that any of the events described in items (a) through (e) has occurred with respect to those properties; or

            (g) To the Knowledge of the Company, failed to timely file any reports required to be filed by it under applicable Environmental Laws with respect to the Company or its business or, to the Knowledge of the Company, failed to timely generate or maintain all data, documentation and records required to be generated or maintained by it under any applicable Environmental Laws with respect thereto.

        3.19 LICENSES AND PERMITS. Part 3.19 of the Company Disclosure Schedule includes a list of all licenses, notices, permits, orders, concurrences, approvals and authorizations of all governmental, regulatory and public authorities issued to or held by the Company and relating to its business as conducted and as proposed to be conducted (collectively, the "Permits"). The Permits comprise all licenses, notices, permits, orders, approvals, concurrences and other authorizations of all governmental and regulatory authorities which are necessary or advisable for the conduct of the Company's business as presently conducted and as proposed to be conducted. All such Permits are presently in full force and effect, the Company is in compliance with the requirements thereof, and no limitation, suspension or cancellation of any of them is Threatened to the Knowledge of the Company. To the Knowledge of the Company, there is no fact or circumstance relating to any Permit which could significantly prevent, limit or restrict the continued conduct by the Surviving Corporation after the Closing, in substantially the same manner as conducted now and at the Closing, of the business now conducted by the Company.

        3.20 EMPLOYEES, AGENTS AND CONSULTANTS.

            (a) Part 3.20 of the Company Disclosure Schedule includes a list of, and the Company has provided Parent with true and complete copies of, all employment and consulting agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements or arrangements, employee pension plans or other post-retirement benefit plans, employee profit sharing plans, and group life insurance, hospitalization insurance, severance payment policies or other plans or arrangements providing benefits for the employees of the Company, under which or as a result of which the Company has or will have any current or future obligations (whether payment or otherwise) or rights, or it or any of its assets, properties or securities may be bound, and a list of the names and current annual compensation rates of all present directors, officers, employees, agents and consultants of the Company, including bonuses, incentive compensation and deferred compensation. The Company has paid in full to all past and present employees, agents and consultants all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, except for such payments as are not yet due. The Company is in compliance with all laws, statutes, ordinances, rules and regulations respecting employment and employment practices, terms and condi tions of employment, wages and hours and taxes (including withholding taxes) relating to employment and to personal services provided to the Company. No employee, agent or consultant of the Company is in material violation of any employment agreement, consulting agreement, proprietary information nondisclosure agreement or any other contract or agreement with the Company or, to the Knowledge of the Company, such agreement or contract with previous employer or other Person. The Surviving Corporation will not incur any liability to any employee for any severance payment, change of control payment or wrongful termination in connection with or as a result of the transactions contemplated by this Agreement. Except as set forth in Part 3.20 of the Company Disclosure Schedule, the Company has no Knowledge or information to the effect that any of its employees, independent contractors, consultants or agents intends to terminate his or her relationship with the Company. There are no agreements, commitments or other obligations of the Company, whether oral or written, which would prevent or obstruct the dismissal of any the Company's employees, independent contractors, agents or consultants. Except as set forth in Part 3.20 of the Company Disclosure Schedule, all of the Company's past and present employees, independent contractors, agents and consultants have been or are employed or served or serve at the will of the Company and may be terminated without liability for severance or termination pay or other damages, either compensatory or punitive.

            (b) The Company is not a party to any collective bargaining agreements, and is not aware of any intention of the Company's employees to seek union representation. The Company has never experienced any labor strike or material labor disputes, slowdown or stoppage, nor, to the Knowledge of the Company, is any Threatened. Relations between the Company and its employees, independent contractors, agents and consultants are good. No union action or unfair labor practice claim has ever been filed nor, to the Knowledge of the Company, is any Threatened against the Company.

        3.21 BENEFIT PLANS.

            (a) Part 3.21 of the Company Disclosure Schedule contains a true and complete list of each stock option, stock purchase, stock ownership, stock appreciation right, phantom stock, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, disability or other benefit plan, practice, policy or arrangement of any kind, written or oral, provided for the Company's employees (each, an "Employee Plan" and, collectively, the "Employee Plans"). For purposes of this Section 3.21, the term "Employee Plan" also includes but is not limited to all present (including those terminated or transferred within the past two years) plans involving the Company providing any benefits to any current or former employee of the Company which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            (b) Neither the Company nor any other person or entity which together with the Company would be considered a single employer under Section 4001(b)(1) of ERISA is or has been a party to or has any employees who are or were covered by any defined benefit plan as defined in Section 3(35) of ERISA or any multiemployer plan as defined in Section 3(37) of ERISA.

            (c) Each Employee Plan is now, and has always been, established, maintained and operated in all material respects in accordance with all applicable laws (including but not limited to ERISA and the Code, and regulations thereunder) and in accordance with the plan documents. All communications with respect to any Employee Plan by any person acting or purporting to act on behalf of the Company (including the members of any plan committee, all plan fiduciaries, plan administrators, the Company and the Company's employees) accurately reflect, and have always accurately reflected, in all material respects the documents and operations of any Employee Plan. There is no unfunded liability for vested or nonvested benefits under any Employee Plan. All material reports, forms and other documents required to be filed with any governmental entity with respect to any Employee Plan have been timely filed and are accurate. There is no pending or, to the Knowledge of the Company, Threatened litigation or arbitration concerning or involving any Employee Plan by any person with respect to such Employee Plan.

            (d) No complaints, investigations or audits by any governmental entity have been filed or commenced or, to the Knowledge of the Company, have been Threatened with respect to any Employee Plan.

        3.22 ACQUISITIONS. Part 3.22 of the Disclosure Schedule includes a list of all stock purchase, merger, asset purchase and other similar agreements pursuant to which the Company purchased or acquired the shares or other ownership interests in, merged, consolidated or otherwise effected a business combination with, or purchased or acquired the business and assets of any Person (collectively, the "Acquisition Agreements"). No party to any of the Acquisition Agreements has asserted any claims against any other party in connection with any of the transactions completed pursuant to the Acquisition Agreements, including any claims for breach or inaccuracy of any representations, warranties or covenants or for indemnification, reimbursement or set-off. To the Knowledge of the Company, there is no event or circumstance that could form the basis for any such claim. The Company has, or at the Closing Date will have, all of the rights granted to the Company or any shareholders of the Company to assert any such claims for indemnification, reimbursement or set-off.

        3.23 CERTAIN PAYMENTS. Since December 31, 1995, and except for meals and entertainment that are standard, customary or generally accepted within the Ordinary Course of Business and have been accounted for on the Company Financial Statements, none of the Company or any predecessor, director, officer, agent, or employee of the Company, or any predecessor or any other person associated with or acting for or on behalf of the Company or any predecessor, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any predecessor, or any affiliate of the Company or any predecessor, or (D) in violation of any law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

        3.24 CONFLICTS OF INTEREST.

            (a) Except as set forth in Part 3.24 of the Company Disclosure Schedule, no director, officer, employee or shareholder of the Company, entity controlled by any director, officer, employee or shareholder of the Company, or relative of any director, officer, employee or shareholder of the Company:

                (i) Owns, directly or indirectly, any interest in excess of three percent in, or is an employee or representative of or consultant to, any corporation, firm, association or other business entity or organization which is, or is engaged in business as, a supplier of products or services to the Company, a competitor of the Company or to whom the Company sells or provides goods or services;

                (ii) Owns, directly or indirectly, in whole or in part any tangible or intangible property which the Company is using or the use of which is necessary for the conduct of its business; or

                (iii) Has any cause of action or other claim whatsoever against, or owes any amount to, the Company.

            (b) Part 3.24 of the Company Disclosure Schedule contains a complete and accurate description of all past and present transactions, agreements, contracts, loans, guarantees and other commitments by the Company with or for the benefit of any director, officer, employee or shareholder of the Company, entity controlled by any director, officer, employee or shareholder of the Company, or relative of any director, officer, employee or shareholder of the Company. All such transactions, agreements, contracts, loans, guarantees and other commitments were made in the Ordinary Course of Business and contained only such terms as would have been agreed to by unaffiliated parties in an arms' length transaction.

        3.25 BOOKS AND RECORDS. The books and records of the Company, including the accounting records, minute books, stock books and stock ledgers, are complete and correct and accurately reflect in all material respects the conduct of the business and affairs of the Company. The Company has provided Parent with true and complete copies of all those minute books and stock books.

        3.26 NO BROKERS OR FINDERS FEES. None of the Company, its shareholders or any officer or director of the Company has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

        3.27 SUPPLIERS AND CUSTOMERS. No single supplier who accounted for more than five percent of the Company's purchases, or customer who accounted for more than five percent of the Company's sales, during its most recent complete fiscal year, or the fiscal year to date, nor any supplier who is a material source of supply of any goods essential to the Company, has (i) canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with the Company, or (ii) materially decreased its sale of services or supplies to the Company or its purchase of products therefrom or made any threat with respect thereto. The Company has no reason to believe that after the Effective Time any of its customers or suppliers will refuse to deal with the Surviving Corporation, or will deal with the Surviving Corporation on a smaller scale than with the Company currently. Part 3.27 of the Company Disclosure Schedules contains a true and complete list of the Company's known customers and suppliers who have purchased in excess of $2,000 in goods or services or who have supplied in excess of $2,000 in goods or services within the 12 months preceding the date of this Agreement.

        3.28 BANK AND FINANCIAL ACCOUNTS. Part 3.28 of the Company Disclosure Schedules contains is a true and complete list of all names and locations of all banks and other financial institutions at which the Company maintains accounts, the account number of each such account, and the names of all persons authorized to make withdrawals therefrom.

        3.29 POWERS OF ATTORNEY. There is no Person holding a power of attorney on behalf of the Company.

        3.30 OFFICERS AND DIRECTORS. The Company's officers and directors are as set forth on Part 3.30 of the Company Disclosure Schedules.

        3.31 FULL DISCLOSURE. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make any of the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, there is no fact that has specific application to the Company, its business or any of its assets or securities (other than general economic or industry conditions) and that materially adversely affects or, as far as the Company may reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Company Disclosure Schedule.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as the Parent Disclosure Schedule, delivered by Parent and Merger Sub and acknowledged by the Company at least 24 hours prior to the execution of this Agreement, specifically qualifies any of the following representations and warranties (in which case the specified representation and warranty, but no other representation or warranty, will be deemed made subject to such qualification), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

        4.1 ORGANIZATION AND GOOD STANDING. Each of Parent and its subsidiaries, including Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own, operate and lease its properties, to carry on its business as that business is being conducted. Each of Parent and its subsidiaries, including Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or to be conducted or the assets owned or leased or to be owned or leased by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations, operations or prospects of Parent and its subsidiaries, including Merger Sub, taken as a whole.

        4.2 AUTHORIZATION. Each of Parent and Merger Sub has full right, power and authority to execute and deliver this Agreement and the other agreements to be entered into by Parent or Merger Sub, as the case may be, in connection with the consummation of this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent's and Merger Sub's Board of Directors (and, in the case of Merger Sub, Merger Sub's shareholder). No other corporate or other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and such other agreements and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, and, when executed and delivered by Parent or Merger Sub, as the case may be, pursuant to the terms of this Agreement, each such other agreement will be duly and validly executed and delivered by Parent or Merger Sub, as the case may be, and will constitute a legal, valid and binding agreement of Parent or Merger Sub, as the case may be, enforceable against Parent or Merger Sub, as the case may be, in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

        4.3 CAPITALIZATION. The authorized capital stock of Parent consists of
(i) 100,000,000 shares of common stock, $0.001 par value per share, of which 16,601,420 shares were issued and outstanding as of June 30, 2000; and (ii) 5,000,000 shares preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding and are held of record by Parent. All of the shares of Parent Common Stock to be issued in the Merger will be duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

        4.4 NO BREACH OR VIOLATION. None of the execution and delivery by Parent or Merger Sub of this Agreement or any of the other agreements to be entered into by Parent or Merger Sub, as the case may be, in connection with the consummation of this Agreement, or the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any provision of Parent's Certificate of Incorporation or Bylaws or Merger Sub's Articles of Incorporation or Bylaws; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, or create any rights of termination, cancellation or acceleration in any person or entity, require the consent or approval of any Person, or result in the creation of any lien or encumbrance upon any of Parent's or Merger Sub's securities or assets pursuant to the terms of any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which Parent or Merger Sub is a party or by which they or any of their securities or assets is bound; or (iii) violate any judgment, order, permit, injunction, writ, decree or award of any court or any regulatory or governmental authority against or binding upon Parent or Merger Sub or any of their securities or assets.

        4.5 NO BROKERS OR FINDERS FEES. None of Parent, Merger Sub, Parent's stockholders or any officer or director of Parent or Merger Sub has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

        4.6 SEC FILINGS. Parent has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, registration statements and documents required to be filed by it with the SEC (all such forms, reports, registration statements and documents filed after November 12, 1999 being collectively referred to in this Agreement as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation and warranty in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement that was superseded by a subsequent Parent SEC Report filed prior to the date of this Agreement that specifically corrected such misstatements or omission in the applicable Parent SEC Report.

        4.7 OWNERSHIP OF ASSETS. Following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of Merger Sub's net assets and at least 70% of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. Following the Merger, to the knowledge of Parent, the Surviving Corporation will hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets held immediately prior to the Merger; provided, however, that this sentence will not be effective unless at least 95% of the Outstanding Company Shares vote in favor of the Merger. For purposes of this representation, amounts paid by the Surviving Corporation to dissenters, amounts paid by the Company, Merger Sub or the Surviving Corporation to shareholders who receive cash or other property, amounts used by the Company, Merger Sub or the Surviving Corporation to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Merger Sub, respectively, immediately prior to the Merger.

        4.8 ACQUISITION OF OWNERSHIP. Neither Parent nor any person related to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations has any plan or intention to re-acquire, after the Merger, any shares of the Parent Common Stock to be issued by it in the Merger. Neither Parent nor any person related to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations has any plan or intention to cause the Surviving Corporation to issue, after the Merger, additional shares of stock (or rights to acquire stock) that would result in Parent losing "control" of the Surviving Corporation within the meaning of Section 368(c) of the Code.

        4.9 MERGER SUB SHARES. Before the Merger, Parent will own directly 100% of the outstanding shares of capital stock of Merger Sub. No shares of capital stock of Merger Sub have been or will be used as consideration or issued to shareholders of the Company in the Merger.

        4.10 INTERCORPORATE INDEBTEDNESS. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

        4.11 POST-ACQUISITION ACTIVITIES. Parent intends that, following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business. If the Surviving Corporation pays any compensation to any shareholders of the Company that is in addition to the compensation agreed to by the Company in this Agreement, (i) none of such additional compensation to be received by any shareholders of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; and (ii) such additional compensation to be paid to any shareholders of the Company will be for services actually rendered. Except for transfers or successive transfers of stock or assets described in Section 1.368-2(k)(2) of the Treasury Regulations, Parent has no plan or intention (A) to liquidate the Surviving Corporation, (B) to merge the Surviving Corporation with or into another corporation, (C) to sell, distribute or otherwise dispose of the capital stock of the Surviving Corporation acquired in the Merger, or (D) except for dispositions made in the ordinary course of business, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub.

        4.12 NO PRIOR ACTIVITIES. Merger Sub was incorporated for the sole purpose of consummating the transactions contemplated by this Agreement. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

        4.13 NO INVESTMENT COMPANY. Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

        5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld), the Company will conduct its business only in, and will not take any action except in, the Ordinary Course of Business, other than actions taken by the Company as contemplated by this Agreement; and the Company will use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company may not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld):

            (a) Amend or otherwise change the Article of Incorporation or Bylaws of the Company;

            (b) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its affiliates (except for the issuance of shares of Company Common Stock issuable on conversion of the shares of the Company's preferred stock, or pursuant to the Company Stock Options, which are outstanding on the date hereof);

            (c) Sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of inventories in the Ordinary Course of Business, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $15,000 in the aggregate);

            (d) (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, shares of Company Common Stock or Company Preferred Stock or any option or right, directly or indirectly, to acquire shares of Company Common Stock or Company Preferred Stock (including any shares held by Marc Tremblay that the Company may have a right to repurchase or buy back under its restricted stock purchase agreements with him);

            (e) (i) Acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof (including the creation of any subsidiary); (ii) incur any indebtedness for borrowed money (other than draws up to a total aggregate amount of $150,000 on its existing line of credit from Wells Fargo Bank) or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, except in the Ordinary Course of Business, make any loans or advances; (iii) enter into or amend any material Contract; or (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $15,000;

            (f) Increase the compensation payable or to become payable to its officers, employees, consultants or agents, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bar gaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

            (g) Take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

            (h) Make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

            (i) Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business or of the Estimated Fees and Expenses (as defined in Section 7.2(p));

            (j) Have operating expenses, net of direct labor and capitalized software costs, in excess of $170,000 for the month of July or $130,000 per month for each month thereafter through the Effective Time, provided that such direct labor and capitalized software costs do not exceed $120,000 per month, and excluding costs related to the transactions contemplated by this Agreement;

            (k) Make any loans or advances to officers, directors, employees, consultants, shareholders or agents of the Company, or any member of the families of any of them, except for advances to employees for reasonable business expenses in the Ordinary Course of Business;

            (l) Cancel or materially amend any insurance policy except in exchange for a new policy with at least the same coverage;

            (m) Fail to comply in all respects with all applicable laws, rules and regulations;

            (n) Enter into any transaction or series of transactions which would in any significant respect change the character of the Company's business; or

            (o) Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (n) of this Section 5.1, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        5.2 NO SOLICITATION. The Company will not, directly or indirectly, nor will it authorize or permit any of its directors, officers, shareholders, employees or agents or any investment banker, financial advisor, accountant, attorney or other representative, directly or indirectly, to (i) solicit, initiate, encourage or induce the making, submission or announcement of any offer or proposal (other than the transactions contemplated by this Agreement) contemplating or otherwise relating to any Acquisition Transaction (as defined below) (an "Acquisition Proposal"), or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any non-public or confidential information regarding the Company or its shareholders to any person or entity (other than Parent or Merger Sub or their representatives) in connection with, or in response to, an Acquisition Proposal; (iii) engage in discussions or negotiations with any person or entity (other than Parent or Merger Sub or their representatives) with respect to any Acquisition Proposal;
(iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company further agrees that (i) it has caused to be terminated all solicitations, submissions, announcements, discussions, offers, proposals or other actions constituting, or that might reasonably be expected to lead to, or be deemed to be, an Acquisition Proposal (other than the transaction contemplated by this Agreement); and (ii) after the date of this Agreement, it will immediately notify Parent of, and cause to be terminated, any and all solicitations, submissions, announcements, discussions, offers, proposals or other actions constituting, or that might reasonably be expected to lead to, or be deemed to be, an Acquisition Proposal. Such notification obligation will include disclosure of the identity of the person or entity making the Acquisition Proposal, the terms and conditions of such Acquisition Proposal and any material financing terms. The term "Acquisition Transaction" means any transaction or series of transactions (other than those contemplated by this Agreement) involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (A) the Company is a constituent corporation, (B) a person, entity or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities, directly or indirectly acquires the Company or more than 50% of the Company's business or, directly or indirectly, acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of the Company's voting securities or (C) in which the Company issues securities representing more than 50% of the outstanding securities of any class of the Company's voting securities; or (ii) any sale, lease, exchange, transfer, encumbrance, license or disposition of more than 50% of the Company's assets, net of liabilities, carried at book value.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

        6.1 HSR ACT. If applicable, the Company and Parent will promptly file notifications under and in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable antitrust or similar acts in connection with the Merger and the transactions contemplated hereby and respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), and any other applicable agencies or authorities for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. If the HSR Act requires the filing of such notifications, Parent, as the acquiring person in the Merger, will be responsible for the payment of its $45,000 filing fee.

        6.2 SPECIAL SHAREHOLDERS' MEETING. The Company will call and hold a special meeting of the Company's shareholders as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger. The Company will use all reasonable efforts to solicit from its shareholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) and will take all other action reasonably necessary or advisable to secure the vote or consent of shareholders to obtain such approvals. The notice of special meeting or any proxy materials to be given to shareholders in connection with the meeting will be reasonably acceptable to Parent and will include the recommendation of the Board of Directors of the Company in favor of the Merger,

        6.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company will use reasonable efforts to be released), the Company will afford to Parent and each of Parent's officers, directors, employees, agents, accountants, counsel and other representatives, reasonable access, during the period prior to the Effective Time, to all the Company's properties, books, contracts, commitments and records and, during such period, the Company will furnish promptly to Parent all information concerning the Company's business, properties and personnel as Parent may reasonably request, and the Company will make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request. Parent will keep such information confidential in accordance with the terms of the Mutual Confidentiality Agreement, dated as of January 17, 2000 (the "Confidentiality Agreement") between Parent and the Company. To the extent that any material provided includes material that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or Threatened legal proceedings or governmental investigations, the parties understand and agree that they have a common ality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such material that is entitled to protection under such attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under such privilege, this Agreement and the joint defense doctrine.

        6.4 CONSENTS; APPROVALS. The Company and Parent will each use their reasonable commercial efforts to obtain all consents, waivers, approvals, authorizations or orders, and the Company and Parent will make all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent will furnish promptly all information required to be included in any application or other filing to be made pursuant to this Section 6.4 in connection with the transactions contemplated by this Agreement.

        6.5 PERSONAL GUARANTEES. Parent will use commercially reasonable efforts to cause the personal guarantees listed in Part 6.5 of the Company Disclosure Schedule (the "Personal Guarantees") to be released promptly after the Effective Time. After the Effective Time, and until such time as the Personal Guarantees are released, Parent will indemnify, defend and hold harmless the guarantors under the Personal Guarantees for any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs and attorneys' fees), obligations and liabilities that arise or result from such Personal Guarantees or the Company's failure to timely make payment-in-full of the obligations guaranteed, unless such claims, losses, damages (including incidental and consequential damages), expenses (including court costs and attorneys' fees), obligations and liabilities result from any action or inaction by such guarantors.

        6.6 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 7.2(b) or 7.3(b) unless the failure to give such notice results in material prejudice to the other party.

        6.7 FURTHER ACTION. Upon the terms and subject to the conditions of this Agreement, each of the parties will use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenants do not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

        6.8 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby (including the Merger) and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of Nasdaq, in which case Parent will use all reasonable efforts to consult with the Company prior thereto. The Company acknowledges and agrees that it and its directors, officers, shareholders, employees, agents and representatives are aware of the restrictions imposed by the federal securities laws and other applicable laws on a person possessing material non-public information about a public company and that the Company and its directors, officers, shareholders, employees, agents and representatives will comply with such laws.

        6.9 CONVEYANCE TAXES. Parent and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

        6.10 CERTAIN EMPLOYEE BENEFIT MATTERS. Immediately after the Effective Time, and separate and apart from the Merger:

            (a) The Company's employees will be eligible to participate in Parent's Employee Stock Purchase Plan and receive such other benefits as are generally offered to all of Parent's full-time employees on a non-discriminatory basis.

            (b) Parent will cause the Surviving Corporation to increase the base salaries of certain of the Company's employees to the levels shown on Schedule
6.10 to this Agreement.

            (c) Parent will adopt a nonqualified stock option plan authorizing the issuance of 400,000 shares of Parent Common Stock, and containing such other terms as are customary and consistent with Parent's existing stock option plans (except as in-dicated below), for the purpose of providing incentive to the Company's employees. Only the Company's employees immediately prior to the Effective Time (and any employee hired by the Surviving Corporation on or after the Effective Time to replace Marc Tremblay) will be eligible to participate in such plan. Such employees will be granted the options shown on Schedule 6.10 to this Agreement immediately following the Effective Time (or, in the case of an employee hired on or after the Effective Time to replace Marc Tremblay, on the date of the commencement of his or her employment). For the options covering 300,000 of such 400,000 shares, during the term of employment, 25% of each such option would become exercisable on the first anniversary of the grant date of such option and the remainder of each such option would become exercisable in equal monthly increments (1/48th of the whole each month) in the three-year period thereafter (such that such option would be fully exercisable on the fourth anniversary of the grant date of such option). For the options covering the remaining 100,000 shares, during the term of employment, each such additional option would become exercisable four years and one day from the grant date of such option, subject to acceleration as follows: (i) one-half of each such additional option would become exercisable if the Surviving Corporation achieves targeted revenues of $1.2 million in the last four months of fiscal 2000 (and, if the Surviving Corporation achieves 85% of such target, then one-quarter of each such option would become exercisable, with linear incremental increases up to 100% of such target, such that if the target was met or exceeded one-half of such option would become exercisable), (ii) one-quarter of each additional option would become exercisable if the Surviving Corporation achieves targeted revenues of $1.7 million in the first half of fiscal 2001 (and, if the Surviving Corporation achieves 85% of such target, then one-eighth of each such option would become exercisable, with linear incremental increases up to 100% of such target, such that if the target was met or exceeded one-quarter of such option would become exercisable), (iii) the remaining one-quarter of each additional option would become exercisable if the Surviving Corporation achieves targeted revenues of $2.3 million in the second half of fiscal 2001 (and, if the Surviving Corporation achieves 85% of such target, then one-eighth of each such option would become exercisable, with linear incremental increases up to 100% of such target, such that if the target was met or exceeded one-quarter of such option would become exercisable), and (iv) no acceleration would occur if revenues in any applicable period are less than 85% of their applicable target (with revenue figures are subject to appropriate verification by Parent). Notwithstanding anything to the contrary in the foregoing, (A) each option would become fully exercisable in the event that an employee is terminated without cause; (B) each option would have a ten-year term (subject to early termination in the event of termination of employment, disability and death); and (C) the exercise price of an option would be equal to the closing price of a share of Parent Common Stock on Nasdaq on the date of grant.

        6.11 NO REPURCHASE OR BUY BACK. The Surviving Corporation will not exercise any rights that it may have under its restricted stock purchase agreements with Marc Tremblay to repurchase or buy back any shares held by him. Notwithstanding anything in the foregoing sentence to contrary, however, this Section 6.11 will not effect in any way whatsoever the Parent's rights to any Escrowed Shares attributable to Marc Tremblay under this Agreement, the Escrow Agreement or the Indemnification and Joinder Agreement.

                                   ARTICLE VII

                                   CONDITIONS

        7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO CONSUMMATE THIS AGREEMENT. The respective obligations of each party to consummate this Agreement (including the completion of the Merger) are subject to the satisfaction (or written waiver) at or prior to the Effective Time of the following conditions:

            (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby (including the Merger) will have been approved by the requisite vote of the shareholders of the Company.

            (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, will have expired or been terminated.

            (c) ESCROW AGREEMENT. The Escrow Agreement will have been executed and delivered by the parties thereto.

            (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of this Agreement and the transactions contemplated hereby (including the Merger) will be in effect, nor will any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement, which makes the consummation of this Agreement illegal.

            (e) GOVERNMENTAL ACTIONS. There will not have been instituted, pending or Threatened any action or proceeding (or any investigation or other inquiry that could result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor will there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation), as a result of the Merger or the other transactions contemplated by this Agreement.

            (f) SECURITIES LAW COMPLIANCE. Parent will be entitled to issue the Parent Shares in connection with this Agreement pursuant to the exemption to the registration requirements of the Securities Act promulgated under the Securities Act, and will have received all permits and other authorizations necessary under any applicable blue sky or state securities laws.

        7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate this Agreement (including the completion of the Merger) are also subject to the satisfaction (or written waiver) at or prior to the Effective Time of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES; OFFICERS' CERTIFICATE. The representations and warranties of the Company contained in this Agreement will be true and complete in all respects at and as of the Effective Time as if made at and as of such time. Parent and Merger Sub will have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.

            (b) AGREEMENTS AND COVENANTS; OFFICERS' CERTIFICATE. The Company will have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; and Parent and Merger Sub will have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.

            (c) CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by the Company. The Company will have obtained the consent of The Board of Trustees of The Leland Stanford Junior University with respect to the past assignment from Virtual Technologies, a California sole proprietorship, to the Company of that certain Agreement (License) having an effective date September 1, 1993.

            (d) NO MATERIAL ADVERSE CHANGE. There will have been no material adverse change, either individually or in the aggregate, in the condition (financial or otherwise), net worth, assets, liabilities, business, properties, prospects or results of operations of the Company.

            (e) [INTENTIONALLY LEFT BLANK.]

            (f) EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENTS. Each of the employees and consultants of the Company will have executed and delivered to Parent the Employee Inventions and Proprietary Rights Assignment Agreement, in the form attached as EXHIBIT B to this Agreement.

            (g) INDEMNIFICATION AND JOINDER AGREEMENT; SPOUSAL CONSENTS. Concurrently with the execution and delivery of this Agreement, James F. Kramer and Marc Tremblay (such individuals sometimes being collectively referred to as the "Principal Shareholders") will have executed and delivered to Parent the Indemnification and Joinder Agreement, in the form attached as EXHIBIT C to this Agreement (the "Indemnification and Joinder Agreement"), and each spouse of the Principal Shareholders that are married will have executed and delivered to Parent a Spousal Consent, in the form attached as ANNEX C to the Indemnification and Joinder Agreement.

            (h) NONCOMPETITION AGREEMENTS. Each of the Principal Shareholders will have executed and delivered to Parent the Noncompetition Agreement, in the form attached as EXHIBIT D to this Agreement.

            (i) [INTENTIONALLY LEFT BLANK.]

            (j) OPINION OF COUNSEL. The Company will have furnished Parent and Merger Sub with the opinion of Hopkins & Carley, counsel to the Company, dated the Closing Date, as to the matters set forth in Schedule 7.2(j) to this Agreement.

            (k) DUE DILIGENCE REVIEW. By no later than fourteen days after the date of this Agreement, Parent and its representatives and advisors will have completed their due diligence review of the Company, including legal and accounting due diligence (which may include (i) a review of corporate and financial records, contracts, intellectual property, including patent applications, correspondence with and office action taken by the United States Patent and Trademark Office, and records related to permits and other regulatory approvals, and (ii) discussions with accountants and other professional advisors, employees, customers and suppliers) to the complete satisfaction of Parent and its representatives and advisors.

            (l) VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, the Company will have furnished to Parent executed Voting Agreements of each of the Principal Shareholders, each in the form attached as EXHIBIT E to this Agreement.

            (m) RESIGNATIONS OF DIRECTORS AND OFFICERS. Prior to the Effective Time, the Company will have furnished to Parent at no cost the resignations of all directors and officers of the Company, such resignations to be effective as of the Effective Time.

            (n) LIMITED NUMBER OF DISSENTING SHARES. Holders of no more than one percent of the outstanding shares of Company Common Stock and Company Preferred Stock will be eligible to exercise dissenters' rights under the CGCL.

            (o) CONVERSION OF ALL SHARES OF PREFERRED STOCK. Holders of all outstanding shares of the Company's preferred stock will have converted their shares into shares of Company Common Stock.

            (p) NOTICE REGARDING CERTAIN FEES AND EXPENSES OF THE COMPANY. At least two business days prior to the Closing, Parent will have received from the Company an itemized list of all legal and other fees and expenses that the Company estimates it has incurred or will incur in connection with this Agreement and the transactions contemplated hereby, describing in reasonable detail all items shown on such list (collectively, the "Estimated Fees and Expenses"), along with the Company's estimate of the Excess Fees and Expenses (as defined below), each certified as to accuracy and completeness by the President and Chief Financial Officer of the Company, for the review and approval of Parent (which approval will not be unreasonably withheld or delayed). For purposes of this Agreement, "Excess Fees and Expenses" will be equal to the excess, if any, agreed to by Parent by written notice to the Company prior to the Closing, of the Estimated Fees and Expenses over the sum of $100,000 and the amount of Estimated Fees and Expenses that are paid by the Company's shareholders (with evidence of satisfaction of same in form reasonably satisfactory to Parent) at least two business days prior to the Closing. In no event, however, will Excess Fees and Expenses include any payments anticipated to be made to dissenters who properly exercise dissenters' rights with respect to their Dissenting Shares under Chapter 13 of the CGCL.

            (q) APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates and other documents to be furnished by the Company and its counsel in connection with this Agreement will be satisfactory in all reasonable respects to Parent and its counsel.

        7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate this Agreement (including the effectuation of the Merger) is also subject to the satisfaction (or written waiver) at or prior to the Effective Time of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES; OFFICERS' CERTIFICATE. The representations and warranties of Parent and Merger Sub contained in this Agreement will be true and complete in all respects on and as of the Effective Time. The Company will have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent.

            (b) AGREEMENTS AND COVENANTS; OFFICERS' CERTIFICATE. Parent and Merger Sub will have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company will have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent.

            (c) REGISTRATION RIGHTS AGREEMENT. Parent will have executed and delivered to the Company's shareholders the Registration Rights Agreement, in the form attached as EXHIBIT F to this Agreement (the "Registration Rights Agreement").

            (d) OPINION OF COUNSEL. Parent will have furnished the Company with the opinion of Heller Ehrman White & McAuliffe LLP, counsel to Parent and Merger Sub, dated the Closing Date, as to the matters set forth in Schedule 7.3(d) to this Agreement.

            (e) APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates and other documents to be furnished by Parent and its counsel in connection with this Agreement will be satisfactory in all reasonable respects to the Company and its counsel.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

        8.1 SURVIVAL.

            (a) The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement (including the Schedules and Exhibits incorporated into this Agreement) will survive the consummation of the transactions contemplated by this Agreement (subject, in the case of such representation and warranties of the Company, to the time limits set forth in the following sentence), and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Parent Indemnitees (as defined in Section 8.2). Claims by Parent Indemnitees with respect to (i) all of the representations and warranties of the Company, other than all of the representations and warranties contained in Section 3.4 of this Agreement and all of the representation and warranties as to taxes and tax matters (including all of the representations and warranties contained in Section 3.8 of this Agreement), may be made at any time on or prior to the second anniversary of the Closing Date; (ii) all of the representations and warranties of the Company contained in Section 3.4 of this Agreement may be made at any time, without limitation; and (iii) all of the representations and warranties of the Company as to taxes and tax matters (including all the representations and warranties contained in Section 3.8 of this Agreement) may be made at any time prior to 60 days after the expiration of the statute of limitation that applies or would apply to the subject matter of any claim by a third person for which indemnification is sought. The waiver of any condition to the consummation of this Agreement by Parent or Merger Sub will not affect the Parent Indemnitees' rights to indemnification, payment of Losses or other remedies based on such representations, warranties, covenants and agreements; provided, however, that (A) if the Company is unable to deliver the certificate required under Section 7.2(a), without any scheduled exceptions to the Company's representations and warranties contained in this Agreement, and the Company instead delivers a certificate with certain exceptions scheduled and Parent accepts such certificate (and schedule) and waives the condition set forth in Section 7.2(a), then the Company's representations and warranties contained in this Agreement will be modified as shown on the schedule to the certificate so accepted by Parent, and (B) if the Company is unable to deliver the certificate required under Section 7.2(b), without any scheduled exceptions to the Company's covenants and agreements contained in this Agreement, and the Company instead delivers a certificate with certain exceptions scheduled and Parent accepts such certificate (and schedule) and waives the condition set forth in Section 7.2(b), then the Company's covenants and agreements contained in this Agreement will be modified as shown on the schedule to the certificate so accepted by Parent. Nothing in this
Section 8.1 will affect the obligations and indemnities of the parties with respect to the covenants and agreements that are contained in this Agreement (including the Schedules and Exhibits that are incorporated into this Agreement) that are permitted or required to be performed, in whole or in part, after the Closing Date.

            (b) Each of the parties hereto agrees that, except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits incorporated into this Agreement), none of Parent, Merger Sub or the Company has made any representations or warranties and, except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits incorporated into this Agreement). Each of Parent, Merger Sub and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective officers, directors, employees, agents, accountants, counsel or other representative (collectively, "Representatives") with respect to this Agreement (including the Schedules and Exhibits incorporated into this Agreement) and the transactions contemplated hereby (and thereby), and the documents and instruments referred to herein (and therein), notwithstanding the delivery or disclosure to such party or its Representatives of any other documentation or other information with respect to any one or more of the foregoing. The inclusion of any entry on the Company Disclosure Schedule will not in and of itself constitute an admission by, or agreement of, the Company that such matter is material to the Company.

        8.2 INDEMNIFICATION. Parent, Merger Sub, the Company, the Surviving Corporation and their affiliates, officers, directors, shareholders, agents, representatives, advisors, successors and assigns (collectively, "Parent Indemnitees") will be indemnified for and held harmless against and in respect of any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs, the costs of any investigation, expert witnesses and preparation, and attorneys' fees), obligations and liabilities, whether or not involving third party claims (collectively, "Losses"), which, directly or indirectly, arise or result from or are incident or related to (i) the inaccuracy of any representation or breach of any warranty of the Company under this Agreement or the other agreements to be entered into by the Company in connection with this Agreement; or (ii) any default or failure of the Company's commitments or obligations under this Agreement or such other agreements; or (iii) any act or omission of the Company which otherwise constitutes a breach of this Agreement or such other agreements; or (iv) any failure by the Company to comply with the federal securities laws or the securities or blue sky laws of any other applicable jurisdiction prior to the Closing Date; or (v) any indemnification agreement between the Company and any of its directors. The Escrowed Shares will be available to Parent Indemnitees during the term of the Escrow Agreement for the recovery of Losses from the Company's shareholders. The Principal Shareholders will also reimburse Parent Indemnitees under the Indemnification and Joinder Agreement on demand for any payment made or Losses suffered by Parent Indemnitees at any time after the date of this Agreement until such time as no Claims (as defined in Section 8.3) may be timely made by any Parent Indemnitee under Section 8.1 and all Claims timely made under Section 8.1 are either settled by the parties or resolved by a final non-appealable order of a court of competent jurisdiction and all amounts due Parent Indemnitees under this Agreement are paid in full. At Parent Indemnitees' option, Parent Indemnitees may proceed against either or both (A) the Escrowed Shares or (B) one or more of the Principal Shareholders under the Indemnification and Joinder Agreement; provided that any payment in respect of any Losses will first be satisfied by the Escrowed Shares (provided further that such shares are then still in escrow). Consummation of the Merger will not be deemed or construed to be a waiver of any right or remedy of Parent Indemnitees, nor will this Section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by the Company's shareholders. Any amounts, excluding any award of interest, to which a Parent Indemnitee may be entitled under this Article VIII will bear interest at an annual rate of the lesser of 12% or the maximum legal rate permitted under applicable law from the later of the Closing Date and the date on which the Losses giving rise to such Parent Indemnitees' indemnification rights are determined to have been incurred through the date on which such amounts are paid. For purposes of this Article VIII, any Losses suffered or sustained by the Company or the Surviving Corporation or to which the Company or the Surviving Corporation may be subject will be deemed to be suffered or sustained by Parent Indemnitees. The Company's shareholders will not be entitled to contribution from, or recovery against, the Surviving Corporation with respect to any liability of the Company's shareholders for Losses under this Agreement, the Indemnification and Joinder Agreement or the Escrow Agreement.

        8.3 RIGHT TO DEFEND; CERTAIN OTHER PROCEDURES.

            (a) The Parent Indemnitees will promptly notify the Shareholder Representative, on behalf of all indemnifying parties (collectively, the "Shareholder Indemnitors"), of the existence of any claim, demand, cause of action or other matter

(collectively, a "Claim") involving Losses, or potential Losses, for which the Parent Indemnitees may be entitled to indemnification and give the Shareholder Representative 30 days (or such shorter period as required by the exigencies of such Claim) in which to elect to defend the same at the Shareholder Indemnitors' own expense and with counsel of the Shareholder Representative's selection (who will be approved by the Parent Indemnitees, which approval will not be unreasonably withheld); provided, however, that the Parent Indemnitees will at all times also have the right to fully participate in the defense at their own expense. If, within such 30-day (or shorter) period, the Shareholder Representative, on behalf of the Shareholder Indemnitors, fails to defend such Claim, or if, at any time after assuming defense of such Claim, the Shareholder Representative, on behalf of the Shareholder Indemnitors, fails to continue to defend it vigorously and in good faith, then the Parent Indemnitees have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Claim on behalf, for the account, and at the risk and expense of the Shareholder Indemnitors. Notwithstanding the foregoing, if such Claim might have an adverse effect on the ongoing business or assets of the Surviving Corporation or the relationship of the Surviving Corporation with its customers, suppliers, employees, agents or others having business dealings with it or may exceed the then amount of the Escrow Fund (as defined in the Escrow Agreement), Parent Indemnitees have first right to defend the same on the basis set forth in the preceding sentence. Except as provided in the preceding two sentences, the Parent Indemnitees will not compromise or settle the claim, demand, cause of action or other matter without the written consent of the Shareholder Representative, such consent not to be unreasonably withheld or delayed. If such Claim is one that cannot by its nature effectively be defended solely by the Shareholder Indemnitors, Parent Indemnitees will make available all information and assistance that the Shareholder Representative reasonably requests, provided that any associated expenses are paid in advance by the Shareholder Indemnitors. The Parent Indemnitees will use all commercially reasonable efforts to notify the Shareholder Representative, on behalf of all Shareholder Indemnitors, within 30 days of the date that Parent's senior management receives actual notice of a Claim; provided, however, that the failure to give timely notice required by this Section 8.3(a) will not relieve the Shareholder Indemnitors of their obligations under this Agreement, unless such failure resulted in actual, material and irreparable detriment to the Shareholder Indemnitors with respect to the Claim (and then such relief will only apply to that portion of the Claim that was actually, materially and irreparably lost).

            (b) Notwithstanding anything in Section 8.3(a) to the contrary, if Parent Indemnitees have any Claim involving Losses, or potential Losses, for which the Parent Indemnitees may be entitled to indemnification that does not involve liability or potential liability to any third party, the Shareholder Representative has 30 days, after having been given written notice from Parent Indemnitees describing the existence and general nature of such Claim to dispute such. If the Shareholder Representative does not send written notice to Parent Indemnitees within such 30-day period that disputes such Claim, the amount of such Claim will be conclusively deemed a liability of the Shareholder Indemnitors.

            (c) Nothing in this Agreement will prevent a Parent Indemnitee from making a claim under this Agreement, the Indemnification and Joinder Agreement or the Escrow Agreement for any potential or contingent Claim, provided that it notifies the Shareholder Representative, setting forth the general basis for any such potential or contingent Claim and the estimated amount thereof to the extent then feasible, and provided further that, if a potential or contingent Claim involves potential liability to a third party, such Parent Indemnitee has reasonable grounds to believe that such Claim will be made.

            (d) In the event that the Shareholder Representative objects to any Claim made by a Parent Indemnitee, the Shareholder Representative and Parent Indemnitee will attempt, in good faith, to agree on the rights of the Shareholder Indemnitors and Parent Indemnitee with respect to each such Claim. If the Shareholder Representative and Parent Indemnitee do so agree, and such agreement includes the release of some or all of the Escrowed Shares to Parent Indemnitee, then the Shareholder Representative and Parent Indemnitee will each sign joint written instructions to the Escrow Agent so instructing the Escrow Agent, and the Escrow Agent will be entitled to rely on such written instructions and distribute such Escrowed Shares in accordance with the terms of such instructions. If such agreement includes any payment to be made by any Shareholder Indemnitor to Parent Indemnitee in excess of the Escrowed Shares attributable to such Shareholder Indemnitor, such Shareholder Indemnitor will immediately reimburse Parent Indemnitee for the full amount of the agreed upon payment. If no agreement can be reached after good faith negotiation, or in any event at any time fourteen days after the Shareholder Representative notifies the Parent Indemnitee of the dispute, either Parent Indemnitee or the Shareholder Representative may commence litigation or take other action with respect to such Claim.

            (e) Parent Indemnitees' rights to indemnification under this Agreement are subject to common law principles of mitigation. However, no Parent Indemnitees will be required to exhaust any remedy against any other person or source (for example, under an insurance policy) as a condition to pursuing or obtaining any indemnification under this Agreement. Parent Indemnitees will, at the Shareholder Representative's written request, take all commercially reasonable steps to mitigate Losses after becoming aware of any event that would reasonably be expected to give rise to Losses for which indemnification may be sought hereunder; provided that any such steps for which Parent Indemnitees incur any documented out-of-pocket costs will be at the Principal Shareholders' expense and funded by them on a current basis. If Parent Indemnitees receive any payment under any insurance policy to cover any Losses, then after the date of the receipt of such payment, Losses under this Agreement will not include those Losses covered by and equal to such payment; provided, however, that Losses under this Agree-ment will still include the amount of any applicable deductible under such insurance policy and any Losses incurred in seeking such insurance payment.

        8.4 LIMITATIONS ON AMOUNT OF INDEMNIFICATION. Notwithstanding anything in Section 8.2 to the contrary, the rights of Parent Indemnitees to be indemnified and held harmless under Section 8.2 will be limited as follows:

            (a) Subject to Section 8.4(d), Parent Indemnitees will have no right to recover for any Losses until the total aggregate dollar amount of all Losses exceeds the sum of $50,000, in which event the Parent Indemnitees will have the right to recover all such Losses (including the first $50,000 of such Losses).

            (b) Subject to Section 8.4(d), the total indemnification obligation under Section 8.2 of each Principal Shareholder will not exceed 50% of that portion of the Merger Consideration paid or payable to that Principal Shareholder (including the Escrowed Shares attributable to that Principal Shareholder) plus the value of the Company Stock Options held by that Principal Shareholder and assumed by Parent.

            (c) Subject to Section 8.4(d), the total indemnification obligation under Section 8.2 of the Company's shareholders other than the Principal Shareholders will not exceed the Escrowed Shares attributable to the Company's shareholders other than the Principal Shareholders.

            (d) The limitations of Sections 8.4(a), 8.4(b) and 8.4(c) will not apply to any Losses or indemnification obligations that arise or result from or are incident or related to any actionable fraud or deceit on the part of the Company or any of its shareholders.

            (e) Except as otherwise set forth in this Section 8.4, the provisions of this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement will not restrict or impair in any respect the rights or remedies otherwise available to Parent Indemnitees against the Company's shareholders at law or in equity, which rights and remedies will be cumulative and in addition to any other available remedies.

                                   ARTICLE IX

                         THE SHAREHOLDER REPRESENTATIVE

        9.1 APPOINTMENT OF THE SHAREHOLDER REPRESENTATIVE.

            (a) The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the approval of the Company's shareholders of the designation and irrevocable appointment of James F. Kramer as the agent and representative (i.e., the Shareholder Representative) of all the Company's shareholders, for purposes of this Agreement, the Indemnification and Joinder Agreement and the

Escrow Agreement, and through whom all actions on behalf of the Company's shareholders relating to this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement (including those actions as are required, authorized or contemplated by the foregoing Article VIII with respect to indemnification and the escrow) will be made or directed, and that the Shareholder Representative will be the only person authorized to take any action so required on behalf of the Company's shareholders. The Company's shareholders will be bound by any and all actions taken on their behalf by the Shareholder Representative.

            (b) By signing this Agreement, James F. Kramer hereby accepts and acknowledges his appointment as the Shareholder Representative and agrees to perform the duties required of the Shareholder Representative under this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement.

        9.2 REPLACEMENT OF SHAREHOLDER REPRESENTATIVE. The appointment of the Shareholder Representative is irrevocable by the Company's shareholders, except that a successor to the Shareholder Representative may be appointed by a written instrument signed by a majority in percentage interest of the Company's shareholders. Upon such appointment of any such successor, such successor will immediately give written notice of his or her appointment to Parent and the Escrow Agent (along with a certified copy of the written instrument showing such successor's appointment) and thereafter (i) such successor will be deemed to be the Shareholder Representative for purposes of this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement; and (ii) all of the terms, provisions and obligations of this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement will automatically (without any action on the part of such successor or further notice to any party) be binding upon and inure to the benefit of such successor. The choice of a successor Shareholder Representative appointed in any manner permitted above is final and binding upon all of the Company's shareholders.

        9.3 COMMUNICATIONS; NOTICES. Parent and the Escrow Agent are entitled to rely upon any communication or writings given or executed by the Shareholder Representative as binding all of the Company's shareholders and their successors, assigns, heirs, legal representatives, affiliates and spouses, and Parent and the Escrow Agent will not be bound or put on notice by any communications from any Company shareholder or other person (other than the Shareholder Representative acting as such). All notices to be sent to the Company's shareholders or the Principal Shareholder pursuant to this Agreement, the Indemnification and Joinder Agreement or the Escrow Agreement will be addressed to the Shareholder Representative. Any notice so sent will be deemed notice to all of the Company's shareholders or the Principal Shareholders, as the case may be. The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the authorization of the Company's shareholders to the Share-holder Representative accepting notice on behalf of the Company's shareholders pursuant to this Section 9.3 and Section 9.4.

        9.4 AGENT FOR SERVICE OF PROCESS. The Shareholder Representative is hereby irrevocably appointed as the lawful agent of the Company's shareholder and their successors, assigns, heirs, legal representatives, affiliates and spouses to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under or in any way relating to this Agreement, the Indemnification and Joinder Agreement, the Escrow Agreement or any related document, any of the transactions contemplated hereby or thereby or any of the subject matter hereof and that may be brought against any of the Company's shareholder or any of their successors, assigns, heirs, legal representatives, affiliates or spouses in any court. Such service of process or notice received by the Shareholder Representative will have the same force and effect as if served upon the Company's shareholders or their respective successors, assigns, heirs, legal representative, affiliates or spouses.

        9.5 POWER OF ATTORNEY. The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the approval of the Company's shareholders of the appointment of the Shareholder Representative as the true and lawful attorney-in-fact of the Company's shareholders and their successors, assigns, heirs, legal representatives, affiliates or spouses, with full power in such shareholders' (or successors', assigns', heirs', legal representatives', affiliates' or spouses') names and on such shareholders' (or the successors', assigns', heirs', legal representatives', affiliates' or spouses') behalf to act according to the terms of this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement in the absolute discretion of the Shareholder Representative, and in general to do all things and to perform all acts, including executing and delivering the Escrow Agreement and all other agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement, the Indemnification and Joinder Agreement or the Escrow Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other shareholders of the Company and in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of any Company shareholder or by operation of law, whether by death or any other event.

        9.6 LIMITATION ON THE SHAREHOLDER REPRESENTATIVE'S LIABILITY, ETC. The Shareholder Representative will not be liable to the other shareholders of the Company for any action taken, suffered or omitted by the Shareholder Representative in good faith and reasonably believed by the Shareholder Representative to be authorized or within the discretion of the rights or powers conferred upon the Shareholder Representative by this Agreement, the Indemnification and Joinder Agreement or the Escrow Agreement, except to the extent of the Shareholder Representative's own gross negligence, recklessness or willful misconduct. The Shareholder Representative may consult with competent and responsible legal counsel selected by him, and he will not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel. The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the agreement of the Company's shareholders (and such shareholders' successors, assigns, heirs, legal representatives, affiliates or spouses) to severally and not jointly indemnify, defend and hold the Shareholder Representative harmless as to any and all liability incurred and amounts paid by the Shareholder Representative to the Escrow Agent under clause (ii) of Section 6(a) of the Escrow Agreement as a result of any action taken by a shareholder of the Company against the Escrow Agent.

                                    ARTICLE X

                                   TERMINATION

        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or Merger Sub:

            (a) By mutual written consent of the parties; or

            (b) By either Parent or the Company, if the Merger is not consummated by September 30, 2000 (or such later date as may have been agreed to in writing by the parties) (provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

            (c) By Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement is untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b), or Section 7.3(a) or 7.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to September 30, 2000 (or such later date as may have been agreed to in writing by the parties) by the Company or Parent, as the case may be, through the exercise of its reasonable commercial efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable commercial efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 10.1(c).

        10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 3.26, 4.5, 5.2, 6.3, 6.6 and 6.8 and Articles VIII,

IX, X and XI; and (ii) nothing herein will relieve any party from liability for any breach hereof.

        10.3 FEES AND EXPENSES. Parent, the Company and the Company's shareholders will each bear their own legal and other fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated; provided, however, that (i) the Excess Fees and Expenses will reduce the number of shares of Parent Common Stock to be issued in the Merger as described in Section 2.1(b); and (ii) the Company's shareholders will be responsible after the Closing for the excess, if any, of the total legal and other fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby over the Estimated Fees and Expenses (such excess being the "Unanticipated Fees and Expenses"). In no event, however, will Unanticipated Fees and Expenses include any payments made to dissenters who properly exercise dissenters' rights with respect to their Dissenting Shares under Chapter 13 of the CGCL.

                                   ARTICLE XI

                                  MISCELLANEOUS

        11.1 CERTAIN DEFINITIONS. For purposes of this Agreement:

            (a) "Affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more.

            (b) "Knowledge" of the Company and similar terms evidencing awareness on the part of the Company means the actual knowledge of any officer or director of the Company or what such officer or director should have known after conducting a reasonable investigation of the Company's employees, officers, directors, agents, consultants and advisors and the Company's files and other internal records.

            (c) "Ordinary Course of Business" means an action taken in the course of business, if but only if, (i) the action is consistent with the past practices and is taken in the ordinary course of the normal day-to-day operations; and (ii) the action is not required to be authorized by the Board of Directors and (iii) the action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors, in the ordinary course of the normal day-to-day operations of corporations that are in the same line of business as the Company.

            (d) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

            (e) "Threatened," means, with respect to a claim, proceeding, dispute, action or other matter, that (i) a demand or statement has been made orally or in writing, (ii) a notice has been given orally or in writing, or
(iii) an event or circumstance has occurred or failed to occur, or any other events or circumstances exist, that would lead a prudent person to conclude that such claim, proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

        11.2 AMENDMENT. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties.

        11.3 HEADINGS. The Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        11.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        11.5 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to any principles of conflicts or choice of laws.

        11.6 INTERPRETATION; RULES OF CONSTRUCTION. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

        11.7 NOTICES. Any notices, consents, waivers or other communications required or permitted under this Agreement will be given in writing and will be deemed to have been duly given when delivered personally, or if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed, or when the following period expires (whether or not it is actually received): (i) if transmitted by telecopier, 24 hours following transmission to the party's telecopier number set forth below, with the party's name and address clearly shown on the first page and confirmation of transmission produced by the transmitting party's equipment, (ii) if deposited in the mail, postage prepaid, and addressed to the party to receive it as set forth below, 72 hours following such deposit, or (iii) if accepted by Federal Express, or similar delivery service in general usage, for delivery to the address of the party to receive it as set forth below, 24 hours following the delivery time promised by the delivery service; provided that, if any such transmission, mailing or express delivery is made on a day immediately preceding a Saturday, Sunday or national holiday, then the subject transmission, mailing or express delivery, as the case may be, will be deemed to be made at the beginning of the next succeeding day that is not a Saturday, Sunday or national holiday:

               If to the Company:

               Virtual Technologies, Inc.
               2175 Park Boulevard
               Palo Alto, California  94306
               Attention: James F. Kramer, Chief Executive Officer Telecopier no.: (650) 321-4912

               With a copy to:

               Lloyd A. Schmidt, Esq.
               Hopkins & Carley
               70 South Market Street
               San Jose, California  95113
               Telecopier no.:  (408) 998-4790

               If to Parent or Merger Sub:

               Immersion Corporation
               801 Fox Lane
               San Jose, California  95131
               Attention: Louis Rosenberg, Chief Executive Officer Telecopier no.: (408) 467-1901

               With a copy to:

               Sarah A. O'Dowd, Esq.
               Heller Ehrman White & McAuliffe LLP
               525 University Avenue
               Palo Alto, California  94301
               Telecopier no.:  (650) 324-0638


or to such other address or telecopier number as the party to whom notice is to be given has furnished to the other party in the manner provided above, provided that notice of such change has actually been received by the party to whom it is directed.

        11.8 ENTIRE AGREEMENT. This Agreement, and the Schedules and Exhibits hereto, which are each hereby incorporated into this Agreement by this reference and are made a part hereof, together with all other agreements and documents executed and delivered concurrently herewith or therewith, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to that subject matter, other than the Confidentiality Agreement which will continue in full force and effect.

        11.9 WAIVER. Any party may extend the time for the performance of any of the obligations or other acts of any other party or waive compliance with any of the agreements of any other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

        11.10 PARTIES IN INTEREST. Except for the Parent Indemnitees, who are third party beneficiaries of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

        11.11 SUCCESSORS AND ASSIGNS. This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties. Notwithstanding the foregoing, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by the Company or the Shareholder Representative without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

        11.12 ENFORCEMENT. The Company acknowledges that, in view of the uniqueness of the subject matter of this Agreement, Parent may not have an adequate remedy at law for money damages if this Agreement is not performed in accordance with its terms.


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

Accordingly, the Company agrees that, in addition to any other right or remedy to which Parent may be entitled, at law or in equity, it will be entitled to enforce this Agreement by a decree of specific performance against the Company and to temporary, preliminary and permanent injunctive relief to prevent breaches or Threatened breaches of this Agreement, without posting any bond or other undertaking.

        11.13 ATTORNEYS' FEES. The prevailing party will be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing party" for purposes of this Section 11.13 includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

        11.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier will be deemed to be their original signatures for any purpose whatsoever.

        11.15 CONSENT TO JURISDICTION. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the United States District Court for the Northern District of California or the courts of the State of California located in the County of Santa Clara with respect to any and all disputes arising out of (A) this Agreement and the other agreements to be entered into in connection with this Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement and such other agreements; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agrees that nothing herein will affect the right to effect service of process in any manner permitted by law.

        11.16 HOLIDAYS. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or national holiday, the date or period will be extended to the next succeeding day which is not a Saturday, Sunday or national holiday.

                 [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  Immersion Corporation

                                  By: /s/ Louis Rosenberg
                                  ----------------------------------------------
                                      Its President and Chief Executive Officer
                                           -------------------------------------

                                  VT Acquisition, Inc.

                                  By: /s/ Louis Rosenberg
                                  ----------------------------------------------
                                      Its President and Chief Executive Officer
                                           -------------------------------------


                                  Virtual Technologies, Inc.

                                  By: /s/ James Kramer
                                  ----------------------------------------------
                                      Its President
                                           -------------------------------------

                                  /s/ James Kramer
                                  ----------------------------------------------
                                       James F. Kramer,
                                       as Shareholder Representative



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